LIVE NATION ENTERTAINMENT REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Highlights (year-over-year):
•	Event-Related Deferred Revenue Up 86% to $774 Million as of September 30
•	Concert Tickets Sold for 2017 Shows Over 80 Million, Up 20% through October
•	Sponsorship & Advertising Contracted Net Revenue Up 13% through October
•	Ticketmaster Fee-Bearing GTV Up 14% through September
•	Revenue Up 12% for the Quarter to $3.6 Billion
•	Operating Income Up 5% for the Quarter to $201 Million
•	Adjusted Operating Income Up 10% for the Quarter to $335 Million

LOS ANGELES – November 2, 2017 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and nine months ended September 30, 2017.
Live Nation had its best third quarter ever and 2017 is on track to deliver another year of record results across revenue, operating income and adjusted operating income, or AOI. For the quarter, revenue was up 12%, operating income was up 5% and AOI was up 10%. For the nine months, revenue was up 19%, operating income was up 26% and AOI was up 16%. All our divisions — concerts, advertising and ticketing — each delivered their strongest quarterly AOI results ever.
Our concerts business is our flywheel, attracting almost 30 million fans to shows globally in the quarter, which then drove record results in our onsite, ticketing and advertising businesses. Through October, we have sold over 80 million tickets for concerts in 2017, up 20% year-on-year.
With our strength in concert attendance growth we are also seeing similar success in our onsite, sponsorship and ticketing businesses, giving us confidence that 2017 will be another year of record results for Live Nation overall and for each of our divisions.

Concerts Global Platform Growth
With continued strong global demand for concerts, through the third quarter we drove a 16% increase in attendance, to 65 million fans at our 20,000 shows in 40 countries. While growing our show count, we have also increased the revenue generated by each show. We do this first by growing attendance per show, which is up 6% overall so far this year, again led by arenas and stadiums each delivering strong increases in fans per show. And secondly we worked with artists to better align the pricing for their best tickets with market value — this yielded an average 9% increase in front-of-house ticket prices across our US amphitheater, arena and stadium shows so far this year.

This summer we also saw the benefits from onsite initiatives at our amphitheaters, increasing our average ancillary revenue per fan by 9% to almost $24. This is now a nearly 20% increase over the past two years, as we have driven substantial improvements across food and beverage, VIP programs and parking.
With the success of our concerts flywheel we are promoting more shows for more fans, more effectively pricing and selling tickets, and delivering a better fan experience than ever before. As a result, we will spend over $5 billion producing concerts this year, making Live Nation far and away the largest financial partner to musicians.
With this, we expect to deliver record results in our concerts business this year. This growth demonstrates the power of live across the globe as more fans are attending live concerts, and making it a top entertainment choice and the only non-duplicable music option.

Sponsorship & Advertising Delivering Continued Growth
In our high-margin sponsorship business we have continued our double-digit growth this year, with revenue up 20%, operating income up 13% and AOI up 15% for the nine months, as we delivered our best quarterly results ever for our sponsorship business. With over 1,000 sponsors across our onsite and online platforms, Live Nation is the global leader in music sponsorship, providing brands with opportunities to reach our core millennial audience.
Onsite sponsorship continues to be a key growth driver, and for the nine months our festival sponsorship revenue is up 20%, while our sponsorship per fan is up 8% as we continue to find innovative ways at scale to connect brands with over 8 million fans attending 95 festivals worldwide.
Our other key growth initiative continues to be deepening and broadening our strategic brand relationships, with over 50 sponsors each spending more than $1 million on our platform from onsite to fan direct engagement. Collectively, the committed spend by this group is up 24% to over $275 million for the year, accounting for approximately 80% of our overall sponsorship and advertising.
With over 95% of our expected advertising revenue for the year now contracted, we currently expect full year operating income and AOI growth in the low teens for the business.

Ticketmaster Marketplace and Product Expansion
Ticketmaster continues building its position as the global ticket marketplace leader, with 14% growth for the nine months in global fee-bearing gross transaction value, or GTV. Ticketmaster will deliver almost 500 million tickets worth approximately $28 billion in GTV across 29 countries this year, making it the world’s largest such marketplace. And the success of our marketplace is stronger than ever, as all three quarters in 2017 have been amongst our top 10 quarters ever. Underlying this growth is our product innovation, and this has been an important quarter for us as we have scaled our Verified Fan product, and announced our first league-wide conversion to digital ticketing.

Ticketmaster’s Verified Fan has developed a proprietary process, leveraging algorithms which separate true fans from bots and deliver the tickets to fans, to drive a 90% reduction in the number of tickets ending up on the secondary market. During the third quarter, we substantially scaled the product and we have now worked with over 60 artists and Broadway shows, including Taylor Swift, Harry Styles, Hamilton and Bruce Springsteen on Broadway. As a result, by the end of this year I expect we will deliver three million tickets to Verified Fans, saving them $100 million dollars relative to buying on secondary sites after bots got the tickets first.
We also announced our digital ticketing rollout with the NFL in September, and starting next season all NFL game tickets will be digital. This will allow us to better identify the fans attending the games, understand in much greater detail the behavior of these fans, reduce fraud and frustrated fans, and work with our clients to create new profit streams in ticketing.
As importantly, these products come as we have had continued success on our core operations. Our mobile and desktop platforms continue to provide an improved online experience, with 34% growth in mobile ticket sales this year and double-digit improvements in conversion on both mobile and desktop. And at the same time, our open strategy continues selling more tickets for clients off-platform, up 20% for the nine months, with almost 10 million tickets sold.
Overall, Ticketmaster’s results are validating our dual strategy of delivering a great marketplace for fans to buy tickets while providing the greatest value to venues, teams and artists looking to control their tickets and maximize the value of their events. By continuing to do both effectively, I currently expect us to deliver high-single-digit growth in Ticketing operating income and AOI this year.

Summary
As we approach the end of 2017, we are confident that our strong performance will deliver another year of record top line, operating income and AOI. All of our businesses — concerts, advertising and ticketing — have delivered growth for the nine months, and based on their key operating metrics, we currently expect each to deliver record revenue, operating income and AOI for the full year. As we look forward, we see tremendous opportunities to continue global consolidation of our concerts and ticketing businesses, and for further growth in advertising and ticketing from the concerts flywheel.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: Kendrick Lamar - Getty Images, Guns N' Roses - Katarina Benzova, The Weeknd - Darin Kamnetz

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain unaudited financial statements at the end of this press release for reference. These unaudited financial statements should be read in conjunction with the full unaudited financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit www.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 3rd QUARTER
(unaudited; $ in millions)

	Q3 2017 Reported	Q3 2016 Reported	Growth	Q3 2017 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$2,939.4	$2,644.2	11%	$2,908.8	10%
Sponsorship & Advertising	158.0	136.1	16%	156.4	15%
Ticketing	532.3	456.4	17%	528.2	16%
Other and Eliminations	(70.3)	(66.3)	(6%)	(70.3)	(6%)
	$3,559.4	$3,170.4	12%	$3,523.1	11%

Operating Income (Loss)
Concerts	$84.3	$78.1	8%	$83.2	7%
Sponsorship & Advertising	106.7	95.5	12%	105.6	11%
Ticketing	54.1	53.3	1%	53.3	—%
Other and Eliminations	(2.5)	(3.2)	22%	(2.5)	22%
Corporate	(41.3)	(32.4)	(27%)	(41.3)	(27%)
	$201.3	$191.3	5%	$198.3	4%

Adjusted Operating Income (Loss)
Concerts	$154.3	$130.9	18%	$152.5	17%
Sponsorship & Advertising	113.6	100.2	13%	112.5	12%
Ticketing	105.8	101.7	4%	104.8	3%
Other and Eliminations	(3.7)	(2.8)	(32%)	(3.7)	(32%)
Corporate	(35.5)	(27.2)	(31%)	(35.5)	(31%)
	$334.5	$302.8	10%	$330.6	9%

FINANCIAL HIGHLIGHTS – 9 MONTHS
(unaudited; $ in millions)

	9 Months 2017 Reported	9 Months 2016 Reported	Growth	9 Months 2017 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$6,052.5	$5,080.9	19%	$6,065.6	19%
Sponsorship & Advertising	346.5	288.9	20%	347.4	20%
Ticketing	1,510.6	1,305.6	16%	1,517.2	16%
Other and Eliminations	(118.3)	(118.0)	—%	(118.3)	—%
	$7,791.3	$6,557.4	19%	$7,811.9	19%

Operating Income (Loss)
Concerts	$46.1	$14.3	*	$42.2	*
Sponsorship & Advertising	203.5	179.9	13%	204.2	14%
Ticketing	152.3	135.4	12%	149.6	10%
Other and Eliminations	(7.5)	(9.1)	18%	(7.5)	18%
Corporate	(101.0)	(88.3)	(14%)	(101.0)	(14%)
	$293.4	$232.2	26%	$287.5	24%

Adjusted Operating Income (Loss)
Concerts	$220.6	$172.4	28%	$218.0	26%
Sponsorship & Advertising	224.1	194.7	15%	224.8	15%
Ticketing	298.1	271.3	10%	296.6	9%
Other and Eliminations	(10.2)	(8.9)	(15%)	(10.2)	(15%)
Corporate	(84.6)	(72.3)	(17%)	(84.6)	(17%)
	$648.0	$557.2	16%	$644.6	16%
* percentages are not meaningful

•	As of September 30, 2017, total cash and cash equivalents were $1.8 billion, which includes $640 million in ticketing client cash and $648 million in free cash.

•	Event-related deferred revenue was $774 million as of September 30, 2017, compared to $417 million as of the same date in 2016.

•	For the quarter ended September 30, 2017, net cash used by operating activities was $386 million and free cash flow — adjusted was $253 million.

•	We currently expect capital expenditures for the full year to be approximately $220 million, with approximately 50% to be revenue generating capital expenditures.

•	We currently expect the amortization of nonrecoupable ticketing contract advances for the full year 2017 to be approximately in line with the total amount in 2016.

KEY OPERATING METRICS

	Q3 2017	Q3 2016	9 Months 2017	9 Months 2016
	(in thousands except estimated events)
Concerts (1)
Estimated events:
North America	5,275	4,950	14,207	12,835
International	1,483	1,207	6,225	5,800
Total estimated events	6,758	6,157	20,432	18,635
Estimated fans:
North America	21,561	22,095	42,659	39,151
International	7,980	5,808	22,379	16,724
Total estimated fans	29,541	27,903	65,038	55,875
Ticketing (2)
Number of fee-bearing tickets sold	50,196	45,944	147,304	133,925
Number of non-fee-bearing tickets sold	65,304	68,102	201,088	205,193
Total tickets sold	115,500	114,046	348,392	339,118

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of fee-bearing tickets sold includes primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the period regardless of event timing, except for our own events where our concert promoters control ticketing and which are reported as the events occur. The non-fee-bearing tickets sold reported above includes primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our ‘do it yourself’ platform.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by Operating Activities

($ in millions)	Q3 2017	Q3 2016
Net cash used in operating activities	$(386.3)	$(391.5)
Changes in operating assets and liabilities (working capital)	670.9	658.9
Free cash flow from earnings	$284.6	$267.4
Less: Maintenance capital expenditures	(26.9)	(20.8)
Distributions to noncontrolling interests	(4.4)	(3.1)
Free cash flow — adjusted	$253.3	$243.5

Net cash used in investing activities	$(63.6)	$(40.8)

Net cash used in financing activities	$(1.5)	$(40.6)

($ in millions)	9 Months 2017	9 Months 2016
Net cash provided by operating activities	$417.3	$119.5
Changes in operating assets and liabilities (working capital)	121.9	340.3
Free cash flow from earnings	$539.2	$459.8
Less: Maintenance capital expenditures	(82.6)	(58.4)
Distributions to noncontrolling interests	(22.9)	(25.3)
Free cash flow — adjusted	$433.7	$376.1

Net cash used in investing activities	$(235.5)	$(260.2)

Net cash used in financing activities	$(25.7)	$(109.7)

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	September 30, 2017
Cash and cash equivalents	$1,801.0
Client cash	(639.9)
Deferred revenue — event-related	(774.3)
Accrued artist fees	(114.6)
Collections on behalf of others	(58.4)
Prepaid expenses — event-related	434.2
Free cash	$648.0

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated record revenue, operating income and adjusted operating income overall and for each of the company’s divisions in 2017, including expected full year operating income and adjusted operating income growth in the low teens for sponsorship and advertising, and expected high-single-digit growth in ticketing operating income and adjusted operating income; the company’s anticipated spend of over $5 billion producing concerts in 2017; the expectation that Ticketmaster will deliver almost 500 million tickets worth approximately $28 billion in GTV across 29 countries this year, making it the world’s largest such marketplace; and the company’s anticipated opportunities to continue global consolidation of its concerts and ticketing businesses, and for further growth in advertising and ticketing from its concerts flywheel. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of acquisition-related contingent consideration obligations, and acquisition-related severance and compensation), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and certain stock-based compensation expense. We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that the company defines as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. The company uses FCF among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended September 30, 2017

Concerts	$84.3	$1.9	$—	$52.3	$15.8	$154.3	$(1.8)	$152.5
Sponsorship & Advertising	106.7	0.3	—	6.6	—	113.6	(1.1)	112.5
Ticketing	54.1	1.1	—	50.3	0.3	105.8	(1.0)	104.8
Other and Eliminations	(2.5)	—	—	(1.2)	—	(3.7)	—	(3.7)
Corporate	(41.3)	4.5	—	1.4	(0.1)	(35.5)	—	(35.5)
Total Live Nation	$201.3	$7.8	$—	$109.4	$16.0	$334.5	$(3.9)	$330.6

	Three Months Ended September 30, 2016

Concerts	$78.1	$2.7	$0.3	$52.0	$(2.2)	$130.9	$—	$130.9
Sponsorship & Advertising	95.5	0.3	—	4.4	—	100.2	—	100.2
Ticketing	53.3	0.7	—	47.2	0.5	101.7	—	101.7
Other and Eliminations	(3.2)	—	—	0.4	—	(2.8)	—	(2.8)
Corporate	(32.4)	4.4	—	0.8	—	(27.2)	—	(27.2)
Total Live Nation	$191.3	$8.1	$0.3	$104.8	$(1.7)	$302.8	$—	$302.8

	Nine Months Ended September 30, 2017

Concerts	$46.1	$6.6	$(0.6)	$144.9	$23.6	$220.6	$(2.6)	$218.0
Sponsorship & Advertising	203.5	1.0	—	19.6	—	224.1	0.7	224.8
Ticketing	152.3	3.1	0.1	140.8	1.8	298.1	(1.5)	296.6
Other and Eliminations	(7.5)	—	—	(2.7)	—	(10.2)	—	(10.2)
Corporate	(101.0)	13.2	—	3.2	—	(84.6)	—	(84.6)
Total Live Nation	$293.4	$23.9	$(0.5)	$305.8	$25.4	$648.0	$(3.4)	$644.6

	Nine Months Ended September 30, 2016

Concerts	$14.3	$8.6	$(0.1)	$146.0	$3.6	$172.4	$—	$172.4
Sponsorship & Advertising	179.9	1.0	—	13.8	—	194.7	—	194.7
Ticketing	135.4	2.3	—	132.8	0.8	271.3	—	271.3
Other and Eliminations	(9.1)	—	—	0.1	0.1	(8.9)	—	(8.9)
Corporate	(88.3)	13.3	0.1	2.5	0.1	(72.3)	—	(72.3)
Total Live Nation	$232.2	$25.2	$—	$295.2	$4.6	$557.2	$—	$557.2

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2017	December 31, 2016
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,801,013	$1,526,591
Accounts receivable, less allowance of $31,693 and $29,634, respectively	991,215	568,936
Prepaid expenses	714,176	528,250
Other current assets	57,225	49,774
Total current assets	3,563,629	2,673,551
Property, plant and equipment
Land, buildings and improvements	928,643	838,545
Computer equipment and capitalized software	582,445	524,571
Furniture and other equipment	297,654	256,765
Construction in progress	129,082	125,430
	1,937,824	1,745,311
Less accumulated depreciation	1,093,010	993,775
	844,814	751,536
Intangible assets
Definite-lived intangible assets, net	756,909	812,031
Indefinite-lived intangible assets	369,003	368,766
Goodwill	1,764,512	1,747,088
Other long-term assets	511,657	411,294
Total assets	$7,810,524	$6,764,266
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$860,424	$726,475
Accounts payable	93,043	55,030
Accrued expenses	1,227,613	781,494
Deferred revenue	909,037	804,973
Current portion of long-term debt, net	71,674	53,317
Other current liabilities	51,086	39,055
Total current liabilities	3,212,877	2,460,344
Long-term debt, net	2,240,461	2,259,736
Deferred income taxes	202,049	197,811
Other long-term liabilities	170,318	149,791
Commitments and contingent liabilities
Redeemable noncontrolling interests	370,277	347,068
Stockholders’ equity
Common stock	2,060	2,034
Additional paid-in capital	2,390,224	2,381,011
Accumulated deficit	(888,579)	(1,073,457)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(117,866)	(176,707)
Total Live Nation stockholders’ equity	1,378,974	1,126,016
Noncontrolling interests	235,568	223,500
Total equity	1,614,542	1,349,516
Total liabilities and equity	$7,810,524	$6,764,266

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands except share and per share data)
Revenue	$3,559,418	$3,170,416	$7,791,292	$6,557,390
Operating expenses:
Direct operating expenses	2,732,926	2,428,003	5,801,300	4,817,894
Selling, general and administrative expenses	475,864	414,412	1,293,557	1,126,452
Depreciation and amortization	109,352	104,862	305,817	295,241
Loss (gain) on disposal of operating assets	37	253	(507)	(1)
Corporate expenses	39,892	31,600	97,711	85,649
Operating income	201,347	191,286	293,414	232,155
Interest expense	26,627	25,249	80,564	75,965
Interest income	(1,471)	(625)	(3,447)	(1,831)
Equity in losses (earnings) of nonconsolidated affiliates	816	17,471	(2,060)	17,184
Other expense (income), net	920	2,606	(5,388)	1,412
Income before income taxes	174,455	146,585	223,745	139,425
Income tax expense	25,685	13,824	42,190	26,157
Net income	148,770	132,761	181,555	113,268
Net income (loss) attributable to noncontrolling interests	12,377	21,682	(3,323)	8,966
Net income attributable to common stockholders of Live Nation	$136,393	$111,079	$184,878	$104,302

Basic net income per common share available to common stockholders of Live Nation	$0.56	$0.51	$0.65	$0.35
Diluted net income per common share available to common stockholders of Live Nation	$0.53	$0.49	$0.62	$0.34

Weighted average common shares outstanding:
Basic	205,287,843	202,118,412	204,574,742	201,904,305
Diluted	223,132,186	217,690,217	213,886,452	208,855,401

Reconciliation to net income available to common stockholders of Live Nation:
Net income attributable to common stockholders of Live Nation	$136,393	$111,079	$184,878	$104,302
Accretion of redeemable noncontrolling interests	(21,397)	(8,576)	(52,811)	(33,204)
Net income available to common stockholders of Live Nation—basic	$114,996	$102,503	$132,067	$71,098
Convertible debt interest, net of tax	3,336	3,274	—	—
Net income available to common stockholders of Live Nation—diluted	$118,332	$105,777	$132,067	$71,098

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$181,555	$113,268
Reconciling items:
Depreciation	107,530	104,100
Amortization	198,287	191,141
Deferred income tax benefit	(9,901)	(14,096)
Amortization of debt issuance costs, discounts and premium, net	9,836	7,823
Non-cash compensation expense	23,921	25,237
Unrealized changes in fair value of contingent consideration	12,198	(5,844)
Equity in losses (earnings) of nonconsolidated affiliates, net of distributions	5,333	25,742
Provision for uncollectible receivables and advances	7,226	12,743
Other, net	3,158	(250)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(394,753)	(345,343)
Increase in prepaid expenses and other assets	(280,241)	(173,683)
Increase in accounts payable, accrued expenses and other liabilities	536,944	295,025
Increase (decrease) in deferred revenue	16,169	(116,347)
Net cash provided by operating activities	417,262	119,516
CASH FLOWS FROM INVESTING ACTIVITIES
Advances of notes receivable	(10,943)	(11,051)
Investments made in nonconsolidated affiliates	(22,157)	(18,628)
Purchases of property, plant and equipment	(184,499)	(119,740)
Cash paid for acquisitions, net of cash acquired	(18,809)	(113,065)
Other, net	909	2,310
Net cash used in investing activities	(235,499)	(260,174)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	59,313	6,881
Payments on long-term debt	(84,608)	(28,795)
Distributions to noncontrolling interests	(22,877)	(25,279)
Purchases and sales of noncontrolling interests, net	(10,730)	(32,266)
Proceeds from exercise of stock options	44,746	5,676
Payments for deferred and contingent consideration	(14,149)	(21,809)
Other, net	2,642	(14,108)
Net cash used in financing activities	(25,663)	(109,700)
Effect of exchange rate changes on cash and cash equivalents	118,322	(13,061)
Net increase (decrease) in cash and cash equivalents	274,422	(263,419)
Cash and cash equivalents at beginning of period	1,526,591	1,303,125
Cash and cash equivalents at end of period	$1,801,013	$1,039,706